Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 13, 2020 and effective as of July 20, 2020 (the “Amended Effective Date”), is entered into by and between Virgin Galactic, LLC, a Delaware limited liability company (“OpCo”), Virgin Galactic Holdings, Inc. (“PubCo” and, together with OpCo, the “Company”) and George Whitesides (the “Executive”).

WHEREAS, VGH, LLC, PubCo and the Executive previously entered into that certain Employment Agreement, dated as of October 25, 2019 (the “Original Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as its Chief Space Officer, and the Company and the Executive desire to enter into an agreement embodying the terms of such employment, subject to the terms and conditions of this Agreement; and

WHEREAS, as of the Amended Effective Date, the Original Agreement shall terminate and be superseded by this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.    Employment Period. Effective upon the Amended Effective Date, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on the Amended Effective Date and continuing until terminated in accordance with the terms of this Agreement (such day, the “Date of Termination”). Notwithstanding anything to the contrary in the foregoing, the Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof. On the Date of Termination, the Executive’s employment will terminate and the Executive will cease to be the Chief Space Officer of the Company and its affiliates.

2.    Terms of Employment.

(a)    Position and Duties.

(i)    Role and Responsibilities. During the Employment Period, the Executive shall serve as the Chief Space Officer of the Company, and shall perform such employment duties as are usual and customary for such position. The Executive shall report directly to the Company’s Chief Executive Officer. In addition, during the Employment Period, it is expected that the Executive shall serve as the chairman of the Space Advisory Board providing advice to the Board. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position hereunder. In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement. The parties acknowledge and agree that the Executive shall join the first or second rocket-powered spaceflight from New Mexico with non-pilots onboard (which may include a test spaceflight) in connection with the performance of his duties hereunder; in addition, the Executive’s spouse shall be entitled to join a spaceflight (which may include a test spaceflight).

(ii)    Exclusivity. During the Employment Period, and excluding any periods of leave to which the Executive may be entitled, the Executive agrees to devote the amount of his business time and attention to the business and affairs of the Company as is necessary to perform his duties hereunder. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements, and (C) manage his personal investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement; provided, that with respect to the activities in subclauses (A) and/or (B), the Executive receives prior written approval from the Board.

(iii)    Acknowledgement. The Executive acknowledges that none of his change in position to Chief Space Officer, his resignation from the Board, the appointment of a new Chief Executive Officer of the Company, constituted or constitutes an event giving rise to “Good Reason” for purposes of the Original Agreement or any agreement between the Executive and the Company.

(b)    Compensation, Benefits, Etc.

(i)    Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) of $450,000 per annum. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly and shall be pro-rated for partial years of employment. The Base Salary may be increased in the discretion of the Board or a subcommittee thereof, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.

(ii)    Annual Cash Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to earn a cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives targeted at 50% of the Executive’s Base Salary (the “Target Bonus”). The actual amount of any Annual Bonus shall be determined by the Board (or a subcommittee thereof) in its discretion, based on the achievement of individual and/or Company performance goals as determined by the Board (or a subcommittee thereof). The payment of any Annual Bonus, to the extent any Annual Bonus becomes payable, will be made on the date on which annual bonuses are paid generally to the Company’s senior executives, but in no event later than March 15th of the calendar year following the calendar year in which such Annual Bonus was earned, subject to the Executive’s continued employment through the payment date.

(iii)    Initial Equity Awards.

(A)    The Company and the Executive acknowledge and agree that PubCo previously granted to the Executive a nonqualified option to purchase an aggregate of 641,681 shares of PubCo common stock (the “Initial Option”). The Initial Option was granted on October 25, 2019, has an exercise price per share equal to the Fair Market Value (as defined in PubCo’s 2019 Incentive Award Plan (the “Plan”)) on the grant date and has an outside expiration date of ten years from the grant date. In addition, the Company and the Executive acknowledge and agree that PubCo previously granted to the Executive a restricted stock unit award covering 194,844 shares of PubCo common stock (the “Initial RSU Award”). The Initial RSU Award was granted on December 30, 2019.

(B)    Subject to the Executive’s continued service with the Company through the applicable vesting date and except as otherwise specifically provided in this Agreement, each of the Initial Option and the Initial RSU Award shall vest and (as applicable) become exercisable (x) with respect to 25% of the underlying shares on October 25, 2020, and (y) as to the remaining 75% of the underlying shares, in substantially equal installments on each of the 36 monthly anniversaries thereafter. Notwithstanding the foregoing, the parties agree that if the Executive remains employed with the Company hereunder on March 15, 2021 (and an event constituting Cause has not occurred by such date), then the vesting of the Initial RSU Award shall accelerate in full on March 15, 2021.

(C)    The terms and conditions of the Initial Option and the Initial RSU Award are set forth in separate award agreements entered into by PubCo and the Executive (the “Initial Award Agreements”). Except as otherwise specifically provided in this Agreement, the Initial Stock Options and the Initial RSU Award shall be governed in all respects by the terms of and conditions of the Plan and the applicable Initial Award Agreement.

(iv)    New Equity Awards.

(A)    PubCo shall grant the Executive a nonqualified option to purchase an aggregate of 320,840 shares of PubCo common stock (the “New Option”). The New Option shall have an exercise price per share equal to the Fair Market Value on the applicable grant date and shall have an outside expiration date of ten years from the grant date. In addition, PubCo shall grant the Executive a restricted stock unit award covering 320,840 shares of PubCo common stock (the “New RSU Award”). Each of the New Option and the New RSU Award shall be granted on the Amended Effective Date.

(B)    Subject to the Executive’s continued service with the Company through the applicable vesting date, (i) the New Option shall vest and become exercisable in 24 substantially equal installments on each of the 24 monthly anniversaries of the Amended Effective Date and (ii) the New RSU Award shall vest in eight substantially equal installments on each of the eight quarterly anniversaries of the Amended Effective Date.

(C)    The terms and conditions of the New Option and the New RSU Award shall be set forth in separate award agreements in forms prescribed by PubCo, to be entered into by PubCo and the Executive (the “New Award Agreements”, and, together with the Initial Award Agreements, the “Award Agreements”). Except as otherwise specifically provided in this Agreement, the New Option and the New RSU Award shall be governed in all respects by the terms of and conditions of the Plan and the applicable New Award Agreement.

(v)    Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its employees from time to time, pursuant to the terms of such plans and programs including any medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs on the same terms and conditions as those applicable to similarly situated senior executives. In addition, during the Employment Period, the Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(v) shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

(vi)    Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in connection with the performance of his duties under this Agreement in accordance with the policies, practices and procedures of the Company provided to employees of the Company.

(vii)    Fringe Benefits. During the Employment Period, the Executive shall be eligible to receive such fringe benefits and perquisites as are provided by the Company to its employees from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.

(viii)    Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its employees, but in no event shall the Executive accrue less than 200 hours of vacation per calendar year (pro-rated for any partial year of service); provided, however, that the Executive shall not accrue any vacation time in excess of 350 hours (the “Accrual Limit”), and shall cease accruing vacation time if the Executive’s accrued vacation reaches the Accrual Limit until such time as the Executive’s accrued vacation time drops below the Accrual Limit.

(ix)    Milestone Bonus. In addition, the Executive shall receive a lump sum cash payment equal to $500,000, payable within 30 days following a Commercial Launch (the “Milestone Bonus”), subject to his continued employment through the date of such Commercial Launch (other than as set forth in Section 4(b)). For purposes of this Agreement, “Commercial Launch” means the first powered flight of Spaceship Unity that (i) attains an altitude of at least 50 miles with four fare-paying passengers on board and (ii) safely returns to base with all major systems functioning nominally throughout the flight.

3.    Termination of Employment.

(a)    Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.

(b)    Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.

(c)    Termination by the Executive. The Executive’s employment may be terminated by the Executive for any or no reason, including with Good Reason or by the Executive without Good Reason.

(d)    Notice of Termination. Any termination of employment (other than due to the Executive’s death), shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 11(b) hereof. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)    Termination of Offices and Directorships; Return of Property. As of the Amended Effective Date, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, held with the Company, other than as Chief Space Officer, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, provided that the Executive shall remain as chairman of the Space Advisory Board, and shall take all actions reasonably requested by the Company to effectuate the foregoing, and shall not have the authority to bind the Company or any of its affiliates in any respect. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties. Notwithstanding the foregoing, the Executive shall be entitled to retain his Outlook contacts file.

4.    Obligations of the Company upon Termination.

(a)    Accrued Obligations. In the event that the Executive’s employment under this Agreement terminates during the Employment Period for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid Base Salary, (ii) reimbursement of any business expenses incurred by the Executive prior to the Date of Termination that are reimbursable in accordance with Section 2(b)(vi) hereof and (iii) any vested amounts due to the Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.

(b)    Qualifying Termination. Subject to Sections 4(c), 4(e), 4(f) and 11(d), and the Executive’s continued compliance with the provisions of Section 7 hereof, if the Executive’s employment with the Company is terminated during or upon the expiration of the Employment Period due to a Qualifying Termination, then in addition to the Accrued Obligations:

(i)    Cash Severance. The Company shall pay the Executive an amount equal to 1.0 (the “Severance Multiplier”) multiplied by the sum of (i) the Base Salary and (ii) the Target Bonus (the “Severance”); provided, however, that in the event the Qualifying Termination occurs on or within 24 months following a Change in Control, then the Severance shall be an amount equal to the sum of (i) 1.5 times the Base Salary and (ii) the Target Bonus. The Severance shall be paid in substantially equal installments in accordance with the Company’s normal payroll practices over the 12-month period following the

Executive’s Date of Termination, but shall commence on the first payroll date following the effective date of the Release (as defined below), and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon; provided, however that if the Date of Termination occurs on or within 24-months following a Change in Control that constitutes a “change in control event” for purposes of Section 409A (as defined below), the Severance shall be paid in a single lump sum cash payment within 30 days following the Date of Termination.

(ii)     COBRA. Subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code, the Company shall continue to provide, during the COBRA Period, the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). For purposes of this Agreement, “COBRA Period” shall mean the period beginning on the Date of Termination and ending on the 12-month anniversary thereof; provided, however, that in the event the Qualifying Termination occurs on or within 24 months following a Change in Control, then the COBRA Period instead shall end on the 18-month anniversary thereof.

(iii)     Equity Acceleration. All outstanding PubCo equity awards that vest based solely on the passage of time that are held by the Executive on the Date of Termination immediately shall become fully vested and, to the extent applicable, exercisable.

(iv)    Milestone Bonus. The Executive shall remain eligible to receive the Milestone Bonus, payable in accordance with Section 2(b)(ix).

(v)    Spaceflight. The Executive and his spouse shall remain eligible to join the spaceflights as provided in Section 2(a)(i).

(c)    Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s right to receive the amounts provided for in Section 4(b) hereof that the Executive execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within 21 days (or, to the extent required by law, 45 days) following the Date of Termination and that the Executive not revoke such Release during any applicable revocation period. For the avoidance of doubt, all equity awards eligible for accelerated vesting pursuant to Section 4(b) hereof shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of the Release.

(d)    Other Terminations. If the Executive’s employment is terminated for any reason not described in Section 4(b) hereof, the Company will pay the Executive only the Accrued Obligations.

(e)    Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under this Section 4, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(f)    Acceleration Due to Conflicts of Interest. If requested by the Executive following his Date of Termination, the Company further agrees to (i) accelerate the payment of any then-unpaid installments of the Severance and/or any then-unsettled shares with respect to the New RSU Award, and (ii) waive the satisfaction of the Commercial Launch and accelerate the payment of the Milestone Bonus, in each case to the extent necessary (and without waiving the payment right hereunder) for the Executive to comply with an ethics agreement with the Federal government or to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Executive to participate in activities in the normal course of his position in which the Executive would otherwise not be able to participate under an applicable rule), in accordance with Section 409A and Treasury Regulations Section 1.409A-3(j)(4)(iii).

(g)    Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.

5.    Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.    Excess Parachute Payments; Limitation on Payments.

(a)    Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)    Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.    Restrictive Covenants.

(a)    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by the Executive in connection with the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.

(b)    While employed by the Company, the Executive shall not be engaged in any other business activity that would be competitive with the business of the Company and its subsidiaries or affiliates. In addition, while employed by the Company and, for a period of 12 months after the Date of Termination, the Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of the Company and/or its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to the Company and/or its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity except, in each case, to the extent the foregoing occurs as a result of general advertisements or other solicitations not specifically targeted to such employees and consultants. During his employment with the Company and thereafter, the Executive shall not use any trade secret of the Company or its subsidiaries or affiliates to solicit, induce, or encourage any customer, client, vendor, or other party doing business with any member of the Company and its subsidiaries and affiliates to terminate its relationship therewith or transfer its business from any member of the Company and its subsidiaries and affiliates and the Executive shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

(c)    Subject to Section 7(f), during the Executive’s service with the Company and thereafter, excepting any litigation between the parties, (i) the Executive agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on any of the Company or any of its subsidiaries or affiliates, or that are otherwise disparaging of any policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards of the Company, its affiliates or any of their past or present officers, directors, employees, advisors or agents, and (ii) the Company agrees to instruct its directors and executive officers not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are or could be harmful to or reflect negatively on the Executive’s personal or business reputation or business.

(d)    In recognition of the fact that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Sections 7(a)-(c) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.

(e)    The parties acknowledge and agree that the Executive shall be bound by the covenants (the “Confidentiality Agreement”) set forth on Exhibit B hereto and that the covenants set forth on Exhibit B shall be additional to, and not in limitation of, the covenants contained in this Section 7.

(f)    Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, nothing contained in this Agreement shall prohibit either party (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If the Executive is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, the Executive shall notify the Company as soon as reasonably practicable after receiving any such request of the anticipated testimony.

8.    Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

9.    Successors.

(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon OpCo, PubCo and their respective successors and assigns.

10.    Certain Definitions.

(a)    “Board” means the Board of Directors of PubCo.

(b)    “Cause” means the occurrence of any one or more of the following events:

(i)    the Executive’s willful and continued failure to follow any lawful directive from the Company’s Chief Executive Officer within the reasonable scope of the Executive’s duties other than by reason of physical or mental incapacity, and the Executive’s failure to correct the same (if capable of correction, as determined by the Company), within 30 days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Company believes that the Executive has not performed his duties;

(ii)    the Executive’s commission of, indictment for or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes) or a crime of moral turpitude;

(iii)    the Executive’s material breach of any material obligation under any written agreement with the Company or its affiliates or under any applicable policy of the Company or its affiliates (including any code of conduct or harassment policies), and the Executive’s failure to correct the same (if capable of correction, as determined by the Board), within 30 days after a written notice is delivered to the Executive, which demand specifically identifies the manner in which the Board believes that the Executive has materially breached such agreement;

(iv)    any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by the Executive;

(v)    the Executive’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business, which willful misconduct or gross negligence has a material and demonstrable adverse effect on the Company or its affiliates;

(vi)    the Executive’s commission of an act of material dishonesty resulting in material reputational, economic or financial injury to the Company or its affiliates.

(c)    “Change in Control” has the meaning set forth in the Plan.

(d)    “Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.

(e)     “Disability” means that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, as determined in the reasonable discretion of the Board.

(f)    “Good Reason” means the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)     a material diminution in the Executive’s Base Salary or Target Bonus;

(ii)     a material diminution in the Executive’s title, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)     the Company’s material breach of this Agreement.

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within 30 days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.

(g)    “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 90 days after the giving of such notice unless as otherwise provided upon a termination for Good Reason).

(h)     “Qualifying Termination” means a termination of the Executive’s employment (i) by the Company without Cause (other than by reason of the Executive’s death or Disability), (ii) by the Executive for Good Reason, or (iii) a termination by the Executive for any reason following November 1, 2020 (provided that an event constituting Cause has not occurred and been cured).

(i)    “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(j)    “Separation from Service” means a “separation from service” (within the meaning of Section 409A).

11.    Miscellaneous.

(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the Executive’s most recent address on the records of the Company.

If to the Company:

Virgin Galactic Holdings, Inc.

166 North Roadrunner Parkway, Suite 1C

Las Cruces, NM 8801

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)    Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(d)    Section 409A of the Code.

(i)    To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 11(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)    Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.

(iii)    To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)    No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)    Entire Agreement. As of the Amended Effective Date, this Agreement (including the Award Agreements and the Confidentiality Agreement), together with that certain participation letter agreement pursuant to the Virgin Galactic/TSC Cash Incentive Plan, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof (including the Original Agreement). The Executive agrees that the Original Agreement shall be terminated and of no further force or effect from and after the Amended Effective Date.

(i)    Arbitration.

(i)     Any controversy or dispute that establishes a legal or equitable cause of action (“Arbitration Claim”) between any two or more Persons Subject to Arbitration (as defined below), including any controversy or dispute, whether based on contract, common law, or federal, state or local statute or regulation, arising out of, or relating to the Executive’s service or the termination thereof, shall be submitted to final and binding arbitration as the sole and exclusive remedy for such controversy or dispute in accordance with the rules of JAMS pursuant to its Employment Arbitration Rules and Procedures, which are available at http://www.jamsadr.com/rules-employment-arbitration/, and the Company will provide a copy upon the Executive’s request. Notwithstanding the foregoing, this Agreement shall not require any Person Subject to Arbitration to arbitrate pursuant to this Agreement any claims: (A) under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; or (B) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration. Either party may seek provisional non-monetary remedies in a court of competent jurisdiction to the extent that such remedies are not available or not available in a timely fashion through arbitration. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator.

(ii)     “Persons Subject to Arbitration” means, individually and collectively, (A) the Executive, (B) any person in privity with or claiming through, on behalf of or in the right of the Executive, (C) the Company, (D) any past, present or future affiliate, employee, officer, director or agent of the Company, and/or (E) any person or entity alleged to be acting in concert with or to be jointly liable with any of the foregoing.

(iii)     The arbitration shall take place before a single neutral arbitrator at the JAMS office in Los Angeles, California. Such arbitrator shall be provided through JAMS by mutual agreement of the parties to the arbitration; provided that, absent such agreement, the arbitrator shall be selected in accordance with the rules of JAMS then in effect. The arbitrator shall permit reasonable discovery. The award or decision of the arbitrator shall be rendered in writing; shall be final and binding on the parties; and may be enforced by judgment or order of a court of competent jurisdiction.

(iv)     In the event of arbitration relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs incurred by the prevailing party in connection with such arbitration (including reasonable legal fees in connection with such arbitration, including any litigation or appeal therefrom).

(v)     THE EXECUTIVE AND THE COMPANY UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY ARBITRATION CLAIM, THEY WILL NOT HAVE THE RIGHT TO HAVE ANY ARBITRATION CLAIM DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY ARBITRATION CLAIM DECIDED THROUGH ARBITRATION.

(vi)     THE EXECUTIVE AND THE COMPANY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT TO BRING CLAIMS COVERED BY THIS AGREEMENT OTHER THAN IN THEIR INDIVIDUAL CAPACITIES. EXCEPT AS MAY BE PROHIBITED BY LAW, THIS WAIVER INCLUDES THE ABILITY TO ASSERT CLAIMS AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING.

(vii)     This Section 11(i) shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate service disputes. To the extent any terms or conditions of this Section 11(i) would preclude its enforcement, such terms shall be severed or interpreted in a manner to allow for the enforcement of this Section 11(i). To the extent applicable law imposes additional requirements to allow enforcement of this Section 11(i), this Agreement shall be interpreted to include such terms or conditions.

(j)    Attorney Expenses. The Company shall pay or reimburse the Executive for his legal fees and expenses actually incurred in connection with the negotiation, preparation and execution of this Agreement and advice received in respect of executive compensation and employment-related matters, not to exceed $15,000, subject to the Executive’s delivery to the Company of documentation evidencing such fees and expenses.

(k)    Amendment; Survival. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(l)    Counterparts. This Agreement and any agreement referenced herein may be executed in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of OpCo and PubCo has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

“OPCO”

By:	/s/ Michelle Kley
Name:	Michelle Kley
Title:	Secretary

“PUBCO”

By:	/s/ Chamath Palihapitiya
Name:	Chamath Palihapitiya
Title:	Chairman of the Board of Directors

“EXECUTIVE”

/s/ George Whitesides
George Whitesides

S-1

EXHIBIT A

GENERAL RELEASE

1.    Release For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Virgin Galactic, LLC, a Delaware limited liability company (“OpCo”), Virgin Galactic Holdings, Inc. a Delaware corporation (“PubCo” and, together with OpCo, the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act.

2.    Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(b) of that certain Amended and Restated Employment Agreement, effective as of July 20, 2020, between the Company and the undersigned (the “Employment Agreement”), with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and PubCo, (iii) with respect to Section 2(b)(vi) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (vi) to any Claims which cannot be waived by an employee under applicable law or (vii) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

3.    Unknown Claims.

THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

4.    Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.    Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

6.    No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

7.    No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

8.    OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:

(i)

the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(ii)

the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

(iii)

the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(iv)	the Company advises the undersigned to consult with an attorney prior to executing this Release;

(v)

the undersigned has been given at least 21 days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the 21-day period; and

(vi)

the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [5:00 p.m. Pacific time] on the seventh day after this Release is executed by the undersigned.

9.    Governing Law. This Release is deemed made and entered into in the State of California, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of California, to the extent not preempted by federal law.

IN WITNESS WHEREOF, the undersigned has executed this Release this      day of             ,             .

George Whitesides

EXHIBIT B

RESTRICTIVE COVENANTS

For the purposes of this Exhibit B, the “Company” shall mean Virgin Galactic, LLC.

1.	Confidential Information; Non-Solicitation.

(i)     The Company and the Executive each acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive will come into possession of Confidential Information (as defined below) relating to the business practices of the Company and its affiliates. The Executive shall hold all Confidential Information in strict confidence and shall not, without the prior written consent of the Board, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company or any of its affiliates, except (A) while employed by the Company, in the business of and for the benefit of the Company, subject to appropriate safeguards, or (B) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order the Executive to divulge, disclose or make accessible such information; provided that the Executive shall provide the Company with immediate written notice of any request for such disclosure so that the Company may seek a protective order. For purposes of this Exhibit B, “Confidential Information” shall mean all Intellectual Property (defined below) and all non-public information concerning the Company, including, without limitation, financial data, strategic business plans, product development (or other proprietary product data), customer lists (including, without limitation, customer names and contact information), marketing plans, processes, inventions, devices, The Spaceship Company, LLC (“TSC”) vehicle production plans, detailed Company product information, detailed Company operations requirements and plans, Company and TSC licensing and regulatory consent materials, TSC manufacturing facility plans, Company operations and maintenance facility plans, insurance information, personnel information, including existing personnel and identified prospects, and Company budget and cost to launch information, and other non-public, proprietary and confidential information of the Company, its affiliates or its customers, that, in any case, is not otherwise available to the public.

(ii)     The Executive agrees that (A) during the Employment Period, the Executive will not without the prior written consent of the Board, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, assist, be engaged in, contribute to or have any financial interest in, any business which is in any way competitive with the business or demonstrably anticipated business of Company and/or its affiliates, and (B) for the period of time including the Employment Period and the (x) eighteen (18) month period following the end of Employment Period, if the Employment Period ends prior to Commercial Launch, or (y) six (6) month period following the end of the Employment Period, if the Employment Period ends after Commercial Launch, the Executive will not on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit, entice or encourage or attempt to solicit, entice or encourage any person then employed by, or engaged as consultant by, the Company, to terminate his or her relationship with the Company except to the extent the foregoing occurs as a result of advertisements or other general employment solicitations directed to all individuals.

(iii)     The Executive acknowledges that, as an executive of the Company, he will become familiar with the affairs, customers, pricing, business terms, customer preferences and needs, and other Confidential Information of the Company, which Confidential Information the Company agrees to provide to the Executive as needed to perform his duties described herein. The Executive expressly acknowledges and agrees that due to his rank at the Company he will necessarily be knowledgeable of Confidential Information at all levels of the Company, regardless of whether he has personally contacted any customers, suppliers, partners, consultants, agents or advisors of the Company, its affiliates, or through whom he could otherwise become knowledgeable of Confidential Information, and that his knowledge would inevitably give a competitor an unfair advantage in competing with the Company.

(iv)     The Executive acknowledges and agrees that he will receive substantial and valuable consideration for the covenants set forth in this Section 1 including: (A) access to, use of and the right and responsibility to create, Confidential Information, as defined above; (B) continued employment in accordance with the terms of the Agreement; and (C) specialized training and knowledge pertaining to the products, services, business practices, procedures and Confidential Information utilized by the Company and its customers. The Executive acknowledges and agrees that this constitutes fair and adequate consideration for the agreements set forth in this Section 1. The Executive and the Company further agree that (x) the time, scope, geographic area and other provisions of this Section 1 have been specifically negotiated by sophisticated commercial parties, represented by legal counsel, and are given as an integral part of the transactions contemplated by this Agreement, (y) the covenants in this Section 1 are reasonable under the circumstances, and (z) if, in the opinion of any court of competent jurisdiction, such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify to the minimum extent necessary such provision or provisions of this Section 1 which such court shall deem not reasonable and to enforce the covenant as so modified. The Executive agrees that any breach of the covenants contained in this Section 1 would irreparably injure the Company. Accordingly, the Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive, in each case without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Each of the covenants contained in this Section 1 is separate, distinct and severable.

2.	Intellectual Property.

(i)     The term “Intellectual Property” means inventions, processes, developments, designs, works, discoveries, know-how, improvements, innovations (whether patentable or not and whether reduced to practice or not) and works of authorship or other intellectual property, or any improvements thereof, made, conceived, discovered, or developed by the Executive (whether alone or in conjunction with others) in whole or in part, which arise in any way from, during, or as a result of the Executive’s services for the Company, or which are derived from, are based upon, or utilize in any way information belonging or under license to the Company, and all documents, reports, or materials of any kind prepared by the Executive or on the Executive’s behalf in performing his duties as an employee of the Company or Virgin Galactic, Holdings, LLC, in each case to and only to the fullest extent allowed by California Labor Code Section 2870 (which is attached as

Appendix A). Without disclosing any third party confidential information. The Executive will also disclose anything the Executive believes is excluded by Section 2870 so that the Company can make an independent assessment.

(ii)     All Intellectual Property will be the absolute property of the Company and the Executive hereby irrevocably assigns all rights therein to Company. Without limiting the foregoing, the Executive further acknowledges and agrees that all original works of authorship that constitute Intellectual Property are “works made for hire”, as that term is defined in the United States Copyright Act. In the event that any such works are determined not to be a work made for hire for any reason, the Executive hereby irrevocably assigns all rights therein to Company and the Executive agrees to execute such additional documents as may be requested by Company to evidence Company’s ownership of such works. The Executive also hereby assigns to the Company and/or waives any and all claims that the Executive may now or hereafter have in any jurisdiction to so-called “moral rights” or rights of “droit moral” in connection with such works.

(iii)     The Executive shall, if and when required to do so by the Company (whether during the Employment Period or afterwards) and at the Company’s expense: (A) apply, or join with the Company in applying, for protection in any part of the world for any Intellectual Property; (B) execute or procure to be executed all assignments and other instruments, and do or procure to be done all things, which are necessary for vesting such protection and such Intellectual Property rights in the name of the Company or any nominee of the Company, or subsequently for renewing and maintaining the same in the name of the Company or its nominees; and (C) assist in defending any proceedings relating to, or to any application for, such patents or other protection.

(iv)     On the date of termination of the Employment Period, or at any time at the Company’s request, the Executive shall turn over to the Company all tangible things relating or referring to Intellectual Property and all notes, drawings, computer files and records and any copies of these kept by the Executive or in the Executive’s possession pertaining to work done by the Executive on behalf of the Company. The Executive shall not take with him, on leaving the employ of the Company, any notes, drawings, computer files, records, or other tangible things, or copies thereof, pertaining to work done by the Executive on behalf of the Company without first obtaining the written consent of the proper officer of the Company. It is understood that all such notes, drawings, computer files, records and other tangible things, and all copies thereof in whatever form are and remain the property of the Company.

(v)     The Executive irrevocably appoints the Company as his attorney in his name (with full power of substitution or resubstitution) and on his behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section. The Company will promptly provide the Executive with copies of all documents so executed.

Appendix A

California Labor Code Section 2870.

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer, or

(2)	Result from any work performed by the employee for his employer.

(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

B-4